MARINEMAX REPORTS SECOND QUARTER FISCAL 2014 RESULTS

CLEARWATER, FL, April 24, 2014 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second quarter ended March 31, 2014.

Revenue was $136.6 million for the quarter ended March 31, 2014 compared with approximately $160.0 million for the comparable quarter last year. Same-store sales declined approximately 16%, primarily due to weather, following two consecutive March quarters of double digit percentage same-store sales growth on a year-over-year basis. The Company reported a net loss of less than $2.0 million, or $0.08 per share for the quarter ended March 31, 2014 compared to a net income of $344,000, or $0.01 per share, for the comparable quarter last year.

Revenue decreased 5% to $246.2 million for the six months ended March 31, 2014 compared with $259.1 million for the comparable period last year. Same-store sales decreased approximately 6% as compared to a 10% increase in the comparable period last year. The Company’s net loss for the six months ended March 31, 2014 was $5.3 million, or $0.22 per share, compared with a net loss of $3.8 million, or $0.17 per share, for the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated “While we worked hard to overcome challenging weather conditions that impacted not only our entire industry, but many consumer facing businesses, we were pleased with our team’s ability to continue to drive margin expansion despite our need to aggressively promote the business this past quarter. We believe that many of the potential sales that did not close in the second quarter, have likely been deferred to later quarters. We expect to benefit from our broad selection of brand offerings and recent brand additions, and believe that our strong balance sheet, strategically placed inventory and improving market conditions position us well for the future.”

Mr. McGill continued, “We are confident in the long term industry recovery cycle and the significant upside that exists for MarineMax. As we head into the prime boating season, we believe our team is poised to increase market share, grow margins and deliver the best possible experience to our passionate customers. We also believe we have a strong foundation in place and are well positioned to drive positive cash flow growth as consumer confidence returns.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Crest, Scout, Sailfish, Scarab Jet Boats, Aquila, Ocean Alexander, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 55 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the second quarter ended March 31, 2014; its belief that many of the potential sales that did not emerge in the second quarter have likely been deferred to later quarters; its expectation to benefit from its broad selection of brand offerings and recent brand additions; its belief that its strong balance sheet, well-positioned inventory and improving market conditions position it well for the future; its confidence in the long term industry recovery cycle and the significant upside that exists for it; its belief that its team is poised to take market share, grow margins and deliver the best possible experience to its customers; its belief that it has a solid foundation in place and its belief that as consumer confidence returns it is well positioned to drive positive cash flow growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, the levels and timing of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2013, subsequent Reports on Form 8-K and 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682.8211 bcohen@icrinc.com

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Revenue	$136,615	$160,008	$246,206	$259,059
Cost of sales	101,829	122,358	181,510	195,131

Gross profit	34,786	37,650	64,696	63,928
Selling, general, and administrative expenses	35,687	36,100	67,969	65,543

Income (loss) from operations	(901)	1,550	(3,273)	(1,615)
Interest expense	1,078	1,166	2,075	2,163

Income (loss) before income tax provision	(1,979)	384	(5,348)	(3,778)
Income tax provision	—	(40)	—	(40)

Net income (loss)	$(1,979)	$344	$(5,348)	$(3,818)

Basic net income (loss) per common share	$(0.08)	$0.01	$(0.22)	$(0.17)

Diluted net income (loss) per common share	$(0.08)	$0.01	$(0.22)	$(0.17)

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	23,845,302	23,188,450	23,779,913	23,070,798

Diluted	23,845,302	24,019,409	23,779,913	23,070,798

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	March 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,798	$30,092
Accounts receivable, net	24,232	21,755
Inventories, net	260,396	230,705
Prepaid expenses and other current assets	4,141	3,468

Total current assets	319,567	286,020
Property and equipment, net	100,475	103,075
Other long-term assets, net	5,662	4,462

Total assets	$425,704	$393,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,771	$8,250
Customer deposits	15,035	18,244
Accrued expenses	19,221	23,242
Short-term borrowings	160,104	141,132

Total current liabilities	204,131	190,868
Long-term liabilities	394	1,811

Total liabilities	204,525	192,679
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	25	24
Additional paid-in capital	226,443	219,637
Retained earnings (accumulated deficit)	10,521	(2,973)
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	221,179	200,878

Total liabilities and stockholders’ equity	$425,704	$393,557